Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
ASML Holding N.V.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value €0.09 per share	Rule 457(c) Rule 457(h)	1,200,000	$1027.38(2)	$1,232,856,000.00	$0.00013810	$170,257.42
Total Offering Amounts					$1,232,856,000.00		$170,257.42
Total Fee Offsets							—
Net Fee Due							$170,257.42

(1)In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement to which this exhibit relates shall also cover such indeterminate number of additional Ordinary Shares, nominal value €0.09 per share (the “Ordinary Shares”) of ASML Holding N.V. (the “Registrant”) as may become issuable in respect of the Ordinary Shares identified in the above table under the (i) ASML Board of Management Umbrella Share Plan, (ii) ASML Employee Umbrella Share Plan and (iii) ASML Employee Share Purchase Plan as a result of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Ordinary Shares registered hereunder.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low sale prices of the Ordinary Shares on Nasdaq on November 11, 2025.

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